Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION

Patterson Dental Supply, Inc.	Minnesota

Direct Dental Supply Co.	Nevada

Patterson Dental Canada Inc.	Canada

Webster Veterinary Supply, Inc.	Minnesota

PDC Funding Company, LLC	Minnesota

Patterson Technology Center, Inc.	Minnesota

Patterson Office Supplies, Inc.	Minnesota

Webster Management LP	Minnesota

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

AO Liquidation, Inc.	Michigan

Tumble Forms, Inc.	New York

Midland Manufacturing Company, Inc.	South Carolina

Sammons Preston Canada, Inc.	Ontario

Medco Supply Company, Inc.	New York

Intra Corp.	Ohio

AbilityOne Homecraft Limited	England & Wales

AbilityOne Kinetec S.A.	France

AOC Vertriebs GmbH	Germany

AbilityOne Limited	England & Wales

Patterson Logistics Services, Inc.	Minnesota

Accu-Bite, Inc.	Michigan

Accu-Bite Dental Products Limited Liability Company	Michigan

Williamston Industrial Center, LLC	Michigan

Strategic Dental Marketing, Inc.	Michigan